Exhibit 99.1

CorMedix Inc. announces preliminary THIRD quarter 2025 results and RAISES 2025 NET REVENUE GUIDANCE

‒ Q3 2025 Unaudited Pro Forma Net Revenue of more than $125 million ‒

‒ Q3 2025 Unaudited DefenCath Net Revenue of more than $85 million ‒

‒ Raising FY 2025 Pro Forma Net Revenue Guidance to at least $375 million ‒

‒ ~$30mm of operating synergy on a go-forward run-rate basis before year end 2025 ‒

Berkeley Heights, NJ – October 20, 2025 – CorMedix Inc. (Nasdaq: CRMD), a biopharmaceutical company focused on developing and commercializing therapeutic products for life-threatening diseases and conditions, today announced selected preliminary unaudited third quarter results and provided an update on its business. These include the following key updates:

●	Preliminary Q3 2025 unaudited net revenue of more than $100 million, including at least $85 million for DefenCath, and preliminary pro forma Q3 2025 unaudited Company net revenue of more than $125 million(1). DefenCath revenue growth has been driven by stronger than projected utilization by the Company’s LDO customer as well as continued utilization growth with other customers.

●	Based on the current sales trend for DefenCath as well as the performance of the recently acquired Melinta portfolio, CorMedix is increasing its full-year 2025 pro forma net revenue guidance from the previously announced range of $325-$350 million to at least $375 million(1).

●	Company expects Q3 2025 adjusted EBITDA(2) of at least $70 million.

●	The Company has made significant progress on the integration of Melinta and management now forecasts cost synergy capture of at least $30 million on a go-forward run-rate basis before the end of the fourth quarter 2025, with the remaining targeted synergies of $5 – $15 million expected to be captured in CY 2026.

●	CorMedix recently announced the completion of enrollment in the ongoing Phase III ReSPECT study of Rezzayo in prophylaxis of fungal infection in adult patients undergoing allogeneic blood and marrow transplant. The Company expects to be able to share clinical data in 2Q 2026 and believes that the total addressable market for prophylaxis is more than $2 billion.

●	Cash, cash equivalents and short-term investments as of September 30, 2025 accounted for approximately $56 million, and the Company is guiding to a projected year end cash and cash equivalent balance of approximately $100 million. The Company’s Q3 cash balance was impacted by cash payments made for the acquisition of Melinta and associated closing costs, the Company’s strategic investment in Talphera, as well as increased working capital requirements necessary to support revenue growth.

The preliminary financial information presented in this press release is based on CorMedix’s current expectations and may be adjusted as a result of, among other things, the completion of the quarterly review procedures of CorMedix’s third quarter 2025 financial statements.

(1)	Q3 2025 unaudited pro forma net revenue was prepared by combining the estimated financial results for CorMedix and Melinta for the full fiscal quarter ended September 30, 2025, as if the transaction had closed as of the first day of the fiscal quarter. Pro Forma 2025 Net Revenue guidance was prepared by combining the estimated financial results and guidance for CorMedix and Melinta for the full fiscal year ended December 31, 2025, without further adjustment, as if the transaction had closed on January 1, 2025.

(2)	Adjusted EBITDA is a non-GAAP financial measure and excludes non-cash items such as stock-based compensation and certain non-recurring items. The Company expects to provide a reconciliation of Adjusted EBITDA to the most comparable GAAP measure in its earnings release relating to the third quarter 2025 financial results. Such reconciliation is not included in this release because the Company is currently finalizing certain amounts that would be required to be included in the U.S. GAAP measure or the individual adjustments for such reconciliation.

About CorMedix

CorMedix Inc. is a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of life-threatening conditions and diseases. CorMedix is commercializing DefenCath® (taurolidine and heparin) for the prevention of catheter-related bloodstream infections in adult patients undergoing hemodialysis via a central venous catheter. Following its August 2025 acquisition of Melinta Therapeutics LLC, CorMedix is also commercializing a portfolio of anti-infective products, including MINOCIN® (minocycline), REZZAYO® (rezafungin), VABOMERE® (meropenem and vaborbactam), ORBACTIV™ (oritavancin), BAXDELA® (delafloxacin), and KIMYRSA® (oritavancin), as well as TOPROL-XL® (metoprolol succinate).

CorMedix has ongoing clinical studies for DefenCath in Total Parenteral Nutrition and Pediatric patient populations and also intends to develop DefenCath as a catheter lock solution for use in other patient populations. REZZAYO is currently approved for the treatment of candidemia and invasive candidiasis in adults, with an ongoing Phase III study for the prophylaxis of IFD in adult patients undergoing allogeneic BMT. Topline results of the Phase III study for REZZAYO are expected in Q2 2026. For more information visit: www.cormedix.com or www.melinta.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Exchange, as amended (the “Exchange Act”), that are subject to risks and uncertainties. Forward-looking statements are often identified by the use of words such as, but not limited to, “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “will,” “plan,” “project,” “seek,” “should,” “target,” “will,” “would,” and similar expressions or variations intended to identify forward-looking statements. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects should be considered forward-looking statements including, but not limited to statements regarding financial guidance, peak annual sales estimates, synergy estimates and timing, accretion estimates and Adjusted EBITDA estimates. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, and readers are directed to the Risk Factors identified in CorMedix’s filings with the SEC, including its most recent Annual Report on Form 10-K, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from CorMedix and in the Quarterly Report on Form 10-Q for the quarter ended, on June 30, 2025. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and such forward-looking statements speak only as of the date of this press release. In addition, pro forma financial information does not necessarily reflect the actual results that we would have achieved had the pro forma transaction been consummated as of the date indicated nor does it reflect the potential future results of the combined company. Investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Investor Contact:
Dan Ferry
Managing Director
LifeSci Advisors

daniel@lifesciadvisors.com
(617) 430-7576